EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(a)	Registration Statements (Form S-8 No. 333-139292, Form S-8 No. 333-87463) pertaining to the Astronics Corporation Employee Stock Purchase Plan,

(b)	Registration Statement (Form S-8 No. 333-127137) pertaining to the Astronics Corporation 2005 Director Stock Option Plan,

(c)	Registration Statement (Form S-8 No. 33-65141) pertaining to the 1993 Director Stock Option Plan,

(d)	Registration Statement (Form S-8 No. 333-143564) pertaining to the Astronics Corporation 2001 Stock Option Plan,

(e)	Registration Statement (Form S-8 No. 333-176044) pertaining to the Astronics Corporation 2011 Employee Stock Option Plan, and

(f)
Registration Statement (Form S-3 No. 333-176160) and related prospectus of Astronics Corporation for the registration of common stock, preferred stock, warrants, rights, stock purchase contracts, units and debt securities;

of our reports dated February 24, 2016 with respect to the consolidated financial statements and schedule of Astronics Corporation and the effectiveness of internal control over financial reporting of Astronics Corporation included in this Annual Report (Form 10-K) of Astronics Corporation for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Buffalo, New York
February 24, 2016